Exhibit 99.2
AIMS I SECOND AMENDING LEASE AGREEMENT
WHEREAS THE WESTAIM CORPORATION (“Lessor”) and NUCRYST PHARMACEUTICALS CORP. (“Lessee”) entered into a Memorandum of Lease Agreement dated effective December 1st, 2005 (the “Aims I Lease Agreement”) which was amended by that Aims I Amending Lease Agreement dated December 22, 2006 (collectively the “Lease Agreement”);
AND WHEREAS the parties hereto wish to further amend the Lease Agreement;
NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration now exchanged by and between the parties (the receipt and sufficiency of which consideration is hereby irrevocably acknowledged by the parties), the parties hereto agree as follows:
1.	Section 2.1(e)(i) of the Lease Agreement will be deleted in its entirety and replaced by the following:

“Term: Shall be thirty-one (31) months commencing on December 1st, 2005 and ending on June 30, 2008.”

2.	On or before June 30th, 2008, the Lessee will surrender all rights to the space covered by the Lease Agreement (the “Surrendered Premises”) and will vacate the Surrendered Premises in accordance with the terms and provisions of sections 4.2 and 16.5 of the Lease Agreement. In that regard, the Lessee shall execute and deliver a Surrender Agreement respecting the Surrendered Premises, in a form reasonably required by the Lessor, effective as of the date that it surrenders and vacates the Surrendered Premises (the “Surrender Date”). If the Lessee experiences unforeseen delays in vacating the Surrendered Premises by June 30, 2008, upon the consent of the Lessor, which consent shall not be unreasonably withheld, the said date shall be extended for a time period of not more than 30 days.

3.	Upon surrender of the Surrendered Premises upon a Surrender Date which is earlier than the expiry of the Term (as amended pursuant to section 1 above), the Term under the Lease Agreement shall be deeded to have expired.

4.	The Lessor confirms that the following services, currently supplied by the Lessor to the Lessee, will continue to be provided to the Lessee to such standards and upon the same terms and conditions under which they have been provided to date:
(a)	Security and emergency response services (the particulars of which are contained in the Services Agreement now in existence between The Westaim Corporation and Sherritt International, Inc.).
Such services shall be billed to the Lessee (in accordance with past conduct) at the Lessor’s cost thereof, without any mark-up whatsoever for administration, overhead or otherwise.

5.	Except as herein amended, all other provisions, terms and conditions of the Lease Agreement shall remain the same and in full force and effect.

6.	All capitalized terms used herein but not defined shall have the meanings defined therefore in the Lease Agreement.

7.	This Agreement may be executed in one or more counterpart, each of which shall be deemed to be the original, but all of which together shall constitute one and the same instrument. Counterparts may be executed either in original or facsimile form.
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IN WITNESS WHEREOF the parties have executed this Agreement by the hands of their duly authorized officers in that regard, whose signatures alone are sufficient to bind the parties to the terms hereof, effective the 7th day of May, 2007.

THE WESTAIM CORPORATION		NUCRYST PHARMACEUTICALS CORP.

Per:	/s/ Brian D. Heck	Per:	/s/ Eliot M. Lurier

Name:	Brian D. Heck		Eliot M. Lurier, CPA
Title:	Vice President, General Counsel and Corporate Secretary		Vice President, Finance & Administration Chief Financial Officer

Per:		Per:	/s/ Carol L. Amelio

Name:			Carol L. Amelio
Title:			Vice President, General Counsel & Corporate Secretary